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Transactions Subject to rule 10f-3 Procedures

Portfolio:  Allmerica Investment Trust -      Security Description: Corvis Corp.
            Select Growth and Income Fund

Issuer:     Corvis Corp.                      Offering Type: U.S. Registered
                                              (U.S. Registered, Eligible Muni, Eligible Foreign,  Eligible 144A)

      REQUIRED INFORMATION           ANSWER              APPLICABLE RESTRICTION          In Compliance
                                                                                      (Yes/No)
1.    Offering Date                  7/27/00             None                            N/A

2.    Trade Date                     7/27/00             Must be the same as #1          YES

3.    Unit Price of Offering         $36.00              None                            N/A

4.    Price Paid per Share           $36.00              Must not exceed #3              YES

5.    Years of Issuer's Operations   3+                  Must be at least three years *  YES

6.    Underwriting Type              Firm                Must be firm                    YES

7.    Underwriting Spread            $2.52               Investment Adviser              YES
                                                         determination to be made

8.    Total Price paid by            $69,480             None                            N/A
      Portfolio

9.    Total Size of Offering         $1,138,500,000      None                            N/A

10.   Total Price Paid by Portfolio  $3,328,200          #10 divided by #9 must not      YES
      plus Total Price Paid for same                     exceed 25% **
      securities purchased by the
      same investment adviser for
      other investment companies

11.   Underwriter(s) from whom the   Hambrecht and       Must not include Investment     YES
      Portfolio purchased (attach a  Quist &             Adviser affiliates ***
      prospectus or offering         First Boston
      circular for a list of all
      syndicate members)

12    If the affiliate was lead      YES                 Must be "Yes or "N/A"           N/A
      or co-lead manager, was the
      instruction listed below
      given to the broker(s) named
      in #11? ****

The Investment Adviser has no reasonable cause to believe that the underwriting commission, spread or profit is NOT reasonable and fair compared to underwritings of similar securities during a comparable period of time. In determining which securities are comparable, the Investment
Adviser has considered the factors set forth in the Portfolio's 10f-3 procedures.

*       Not applicable to munis. In the case of munis, (i) the issue must have one investment grade rating or (ii) if the issuer or the revenue source has been in operation for less than three years, the issue must have one of the three highest ratings. Circle (i) or
        (ii), whichever is met.

**      If an eligible Rule 144A offering, must not exceed 25% of the total amount of same class sold to QIBs in the Rule 144A offering PLUS the amount of the offering of the same class in any concurrent public offering.

***     For munis purchased from syndicate manager, check box to confirm that the purchase price was not designated as a group sale. [  ]

****    No credit for the purchase made for the Portfolio can be credited to the Investment Adviser's affiliate.
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